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                          October 4, 2021

       Kevin G. Burke
       President and Chief Executive Officer
       Donegal Group Inc.
       1195 River Road
       Marietta, PA 17547

                                                        Re: Donegal Group Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 30,
2021
                                                            File No. 333-259921

       Dear Mr. Burke:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance